Exhibit 2.1

STOCK REPURCHASE AGREEMENT

This Stock Repurchase Agreement (this “Agreement”), effective as of the 17th day of October, 2008 (the “Effective Date”), by and between QuadraMed Corporation, a Delaware corporation (the “Company”), and Keith B. Hagen (“Seller”), a Virginia resident, with reference to the following facts:

RECITALS

A. Seller is the Company’s President and Chief Executive Officer and the holder of 110,000 shares of Common Stock issued by the Company, granted pursuant to the Restricted Stock Agreement, dated September 26, 2005, as amended and restated August 8, 2007, by and between the Company and Seller.

B. The Company has agreed to repurchase 46,420 of such shares of Common Stock from Seller (the “Repurchased Shares”), in connection with the policy approved by the Board of Directors of the Company, dated July 17, 2008, to permit the Seller to satisfy the tax liability associated with the vesting of such shares on the Effective Date.

C. The Company and Seller therefore have determined it is in their respective best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties do hereby agree as follows:

TERMS OF PURCHASE

1. Sale and Transfer of Shares. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Seller hereby agrees to sell, transfer, convey and surrender to the Company, and the Company hereby agrees to purchase and receive, the Repurchased Shares.

2. Consideration for Purchase of Shares. The Company’s per share purchase price for the Repurchased Shares shall be equal to the closing price of the Company’s Common Stock, as reported by The NASDAQ Stock Exchange, LLC, on the Effective Date (the “Per Share Price”). The aggregate purchase price for the Repurchased Shares shall be equal to the product of the Per Share Price times 46,420 (the “Purchase Price”). The Purchase Price shall be payable by the Company’s normal payroll processor, ADP, at the Seller’s next regular pay date after the Effective Date.

3. Warranties of Seller. Seller hereby warrants, represents and covenants to the Company, and this Agreement is made in reliance on the following, each of which is deemed a separate covenant, representation and warranty:

a. Seller is the owner, beneficially and of record, of the Repurchased Shares free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions, and has not heretofore conveyed, transferred or assigned to any person or entity any interest in any or all of the Repurchased Shares.

b. Seller has the right, power, legal capacity, and authority to enter into, and perform his respective obligations under this Agreement, and no approvals or consents of any person or entity are required.

c. Neither the entry into nor the carrying out of this Agreement or the transactions contemplated hereunder will result in any breach, violation of, or conflict with any term or provision of any material agreement, lease, lien, indenture, instrument, judgment, governmental permit, franchise, license, law, or regulation to which Seller is a party or by which Seller is bound.

d. This Agreement has been, or upon delivery will have been, duly executed by Seller and constitutes, or when executed and delivered will constitute, the legal, valid and binding obligations of Seller enforceable against him in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

e. Seller has determined to enter into this Agreement and resell the Repurchased Shares to the Company of his own volition. Seller has access to the Company’s most recent financial statements and has had a full opportunity to discuss with the Company’s officers and directors, the Company, its finances, its prospects and such other matters as Seller may desire. Seller has had the opportunity to review this Agreement, and the transactions contemplated by this Agreement with his own legal counsel. Seller is not relying solely on any statements or representations of the Company (other than as are set forth in Section 4) or any of its agents for business, financial or legal advice with respect to the sale of the Repurchased Shares. Seller agrees that neither the Company’s, officers, directors, employees, attorneys, or accountants, nor any of its other shareholders nor their respective controlling persons, entities, officers, directors, partners, agents, or employees of any other shareholder shall be liable to Seller for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Repurchased Shares.

f. Seller acknowledges and understands that as a result of his sale of the Repurchased Shares that his proportionate interest in the Company will decrease.

The representations of Seller made hereunder shall be deemed made both as of the date of this Agreement and as of the Closing Date.

4. Warranties of the Company. The Company represents and warrants to Seller, and this Agreement is made in reliance on the following, each of which is deemed a separate covenant, representation and warranty:

a. The Company is a corporation duly organized, existing, and in good standing under the laws of Delaware and is duly authorized to conduct business in the Commonwealth of Virginia. This Agreement has been, or upon delivery will have been, duly executed by the Company and constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution and delivery of this Agreement and the consummation of this transaction by the Company have been duly authorized, and no further corporate authorization is necessary on the part of the Company.

b. Neither the entry into nor the carrying out of this Agreement or the transactions contemplated hereunder will result in any breach, violation of, or conflict with any term or provision of the Company’s Articles of Incorporation, By-Laws or of any material agreement, lease, lien, indenture, instrument, judgment, governmental permit, franchise, license, law, or regulation.

c. The Board of Directors of the Company has approved this Agreement and has authorized the execution and delivery of this Agreement.

The representations and warranties of the Company made hereunder shall be deemed made both as of the date of this Agreement and as of the Closing Date.

5. Closing Date, Time and Place. The purchase and sale of the Repurchased Shares described in this Agreement (the “Closing”) shall be consummated concurrent with the NASDAQ stock market closing on October 17, 2008 at the offices of the Company.

a. At the Closing, Seller shall deliver or caused to be delivered to the Company the certificate representing the Repurchased Shares duly endorsed by Seller for (or with stock transfer powers for) transfer to the Company.

b. The Seller understands that the Purchase Price will be paid by the Company’s normal payroll processor, ADP, at the Seller’s next regular pay date after the Effective Date, under the Company’s standard payroll practices.

6. Brokers. Each of the Parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other person is entitled to any commission or finder’s fees in connection with any of these transactions.

7. Headings. The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10. Jurisdiction. This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Virginia, without resort to its conflicts-of-laws rules.

13. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be either invalid, void or unenforceable, the remaining provisions of this Agreement which are a part of this Agreement shall remain in full force and effect.

14. Non-Assignability. Neither this Agreement nor any interest herein shall be assignable by Seller or the Company without the prior written consent of the other. Nothing in this Agreement, whether express or implied is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns (to the extent permitted hereunder), nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement. Neither this Agreement nor any interest herein shall be assignable by Seller or the Company without the express written consent of the other. Subject to the restrictions against assignment as herein contained, this Agreement shall inure to the benefit of and shall be binding upon the assigns, successors-in-interest, personal representatives, estates, heirs and legatees of each of the parties hereto.

15. Attorneys’ Fees. Should any dispute, arbitration or litigation arise regarding the enforcement or interpretation of this Agreement, the prevailing party in such dispute shall be entitled to collect from the other party the prevailing party’s attorneys’ fees and costs, in addition to any other relief to which such party may be entitled. Such recovery may be part of such action, proceeding or arbitration, or may be the subject of another proceeding, and shall include attorneys’ fees and costs incurred in any appeal or proceeding to enforce the judgment obtained or otherwise collect the amounts recovered or awarded.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the duly authorized representatives of the undersigned have executed this Stock Repurchase Agreement as of the date first written above.

COMPANY:

QUADRAMED CORPORATION

By:	/s/ David L. Piazza
David L. Piazza, Executive Vice President and
Chief Financial Officer

KEITH B. HAGEN:

/s/ Keith B. Hagen
Keith B. Hagen